Exhibit 99.1

Contact:	Frank Semple, Chairman, President and CEO	Contact:	John Raymond, Managing Partner &CEO
	Nancy Buese, Senior VP and CFO		Jeff Rawls, Managing Director
	Dan Campbell, VP of Finance/Treasurer		Patrick Wade, Managing Director
Phone:	(866) 858-0482	Phone	(713) 579-5000
E-mail	investorrelations@markwest.com

MarkWest Energy Partners Announces Intent to Acquire
Remaining 49% Interest in Liberty Joint Venture,

Increases 2012 DCF and Growth Capital Expenditure Guidance,

and Announces Utica Joint Venture

DENVER—December 12, 2011— MarkWest Energy Partners, L.P. (NYSE: MWE) and The Energy & Minerals Group (EMG) today announced that MarkWest and EMG have executed a letter of intent regarding the acquisition by MarkWest of EMG’s interest in MarkWest Liberty Midstream & Resources, LLC. Under the letter of intent, MarkWest and EMG have agreed to negotiate towards the execution of definitive agreements containing material terms consistent with those described in this release. MarkWest and EMG currently anticipate executing definitive agreements and closing the acquisition on December 31, 2011.

The acquisition consideration includes $1.0 billion of cash and the issuance of 19.95 million unregistered MWE Class B Units to EMG. The acquisition of EMG’s interest by MarkWest is conditioned on the parties’ ability to negotiate and execute a definitive purchase agreement as well as to satisfy any required closing conditions.

MarkWest expects that on a DCF per unit basis, the acquisition is immediately accretive in 2012 and would be up to 6 percent accretive in 2013 and beyond.  MarkWest has sufficient available liquidity to fund the cash portion of the acquisition consideration.

The Class B Units that would be issued to EMG would convert into MWE Common Units on a one-for-one basis in five equal annual installments beginning on July 1, 2013 and each of the four annual anniversaries thereafter.  The Class B Units would not be entitled to participate in any distributions of available cash from MarkWest prior to their conversion and would not have voting rights, other than with respect to matters that disproportionately and adversely affect the rights and preferences of the Class B Units in relation to other classes of partnership interests in MarkWest.  Upon conversion of the Class B Units, EMG’s right to vote as a common unitholder of MarkWest would be limited to a maximum of 5 percent of MarkWest’s outstanding Common Units.

The Class B Units would not be transferrable prior to their conversion into Common Units.  Once converted, EMG would have the right to participate in underwritten offerings undertaken by MarkWest up to 20 percent of the total number of Common Units offered.  EMG would also have limited rights to distribute Common Units to its limited partners beginning in 2016 and the right to three underwritten offerings beginning in 2017, but restricted to no more than one offering in any twelve-month period.

As a result of the acquisition, and subject to its closing, MarkWest is increasing its 2012 DCF guidance to a range of $480 million to $540 million and increasing its 2012 capital expenditure guidance to a range of $900 million to $1.3 billion.  In addition, MarkWest expects the acquisition to increase its fee-based net operating margin by up to 6 percent annually beginning in 2012.

Pursuant to the letter of intent, MarkWest and EMG would create a new Utica Shale midstream joint venture, which would develop significant natural gas processing and NGL fractionation, transportation, and marketing infrastructure in eastern Ohio beginning in 2012.  EMG would fund a majority of the initial capital expenditures required to develop the Utica midstream infrastructure. MarkWest and EMG expect to issue a press release in early January 2012 with additional details regarding the Utica joint venture and its planned activities in the Utica Shale.

“Our Liberty joint venture with EMG has made significant capital investments to develop world-class midstream infrastructure that has been critical to the development of the liquids-rich area of the Marcellus,” said Frank Semple, Chairman, President and Chief Executive Officer of MarkWest.  “The joint venture has been very successful and we believe this acquisition represents a significant achievement for both parties. The creative acquisition structure includes up-front cash and deferred issuance of MWE common units.  This structure provides immediate and future accretion and reflects the strength of our relationship with EMG as well as their confidence in the future value of MWE’s common units.  Looking ahead, we are very pleased to work closely with EMG in a new joint venture to leverage a similar operational and financial platform to develop integrated NGL transportation, fractionation, storage, and marketing services in the liquids-rich corridor of the Utica Shale.”

“Since inception a mere three years ago, the Liberty JV has adapted to the success and needs of the producer community — as demonstrated by record drilling activity levels in the basin — via multiple iterations of geographic and functional expansions that has manifested the development of a large scale, world-class integrated midstream system that allows the producers to fully develop and maximize the value of their underlying reserves,” stated John Raymond, Managing Partner and CEO of EMG. “This is the direct result of the strong relationship between the teams at EMG and MarkWest.  To that end, MarkWest has been an exceptional partner and, as operator of the JV, has consistently delivered best-in-class execution in the development of these critical assets.  The JV has also exercised considerable commercial and financial flexibility via structural solutions and scalable capital needs to support the development of this multi-billion dollar project.  Via the newly formed Utica JV, we look forward to again working with the dedicated and talented group of people at MarkWest to continue to meet the dynamic needs of the producer community in one of the most promising basins in North America over the years to come.  We look forward to long-term participation in the continued growth of the value of MarkWest via our substantial unit position and the newly formed Utica JV.”

Morgan Stanley & Co. LLC is acting as the exclusive financial advisor to MarkWest in connection with the proposed transaction.

Citigroup is acting as the exclusive financial advisor to EMG in connection with the proposed transaction.

MarkWest will host a conference call and webcast on Monday, December 12, 2011, at 5:00 p.m. Eastern Time to discuss today’s announcements.  Interested parties can participate in the call by dialing (800) 475-0218 (passcode “MarkWest”) approximately ten minutes prior to the scheduled start time. To access the webcast, please visit the Investor Relations section of MarkWest’s website at www.markwest.com.

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About MarkWest Energy Partners

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

About The Energy & Minerals Group

The Energy & Minerals Group is the management company for a series of private equity funds totaling in excess of $3.3 billion of commitments.  EMG focuses exclusively on making direct investments across the natural resources industry in conjunction with experienced management teams focused on hard assets that are integral to existing and growing markets.  For additional information on EMG, please contact John Raymond at 713-579-5000.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Among those are (i) the risk that MarkWest may not enter into or consummate a transaction involving the acquisition of all of the interests in MarkWest Liberty Midstream & Resources, L.L.C. held by EMG or its affiliates or a transaction with EMG regarding a new midstream joint venture in the Utica Shale area of Ohio and (ii) the risk that one or both of these transactions is consummated, but that the anticipated benefits from the transactions cannot be fully realized.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission (SEC).  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Report on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.